Exhibit 99.2

NEWS RELEASE

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KUECHLE NAMED TO KAMAN CORPORATION BOARD OF DIRECTORS

BLOOMFIELD, Connecticut (February 19, 2013) - Kaman Corp. (NYSE:KAMN) today announced that Scott E. Kuechle, 53, has been appointed to the Board of Directors. The appointment of Kuechle, effective immediately, increases the Kaman board to ten members.

Neal J. Keating, Chairman of the Board, President and Chief Executive Officer said, “Scott is a welcome addition to our board, bringing significant financial expertise and experience as the former CFO of one of the largest worldwide suppliers of aerospace components, systems and services."

Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation until its acquisition by United Technologies Corporation in 2012. He had been with Goodrich in increasingly senior positions since 1983. He is also a member of the boards of directors of Wesco Aircraft Holdings, Inc., Esterline Corporation and Crisis Assistance Ministries of Charlotte, North Carolina.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com